Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the National Interstate Corporation Long Term Incentive Plan of our reports dated March 8, 2013, with respect to the consolidated financial statements and schedules of National Interstate Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of National Interstate Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

November 1, 2013